Filed in the Office of	Business Number E15365242021-1
Barbara K. Cegavske (signature)	Filing Number 20222213541
Secretary of State State Of Nevada	Filed On 3/30/2022 9:02:00 AM
	Number of Pages 2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: La Rosa Holdings Corp. Entity or Nevada Business Identification Number (NVID): NV20212136586
2. Document:	Name of document with inaccuracy or defect: Certificate of Amendment
3. Filing Date:	Filing date of document which correction is being made: 03/21/2022
4. Description:	Description of inaccuracy or defect: The wording of the Section 3.05 of Article 3 described in the attachment to the Certificate of Amendment is incorrect.
5. Correction:	Correction of inaccuracy or defect: The wording of the Section 3.05 of Article 3 described in the attachment to the Certificate of Amendment shall be replaced with the wording attached to this document.
6. Signature: (Required)	X (signature) Signature — 03/25/2022 Date

This form must be accompanied by appropriate fees.

Article 3 is amended by adding the following Section 3.05:

3.05. Upon the filing of this Amendment with the Secretary of State of the State of Nevada, each ten (10) outstanding shares of Common Stock shall be combined and converted into one (1) share of Common Stock. This reverse stock split (the "**Reverse Split**") of the outstanding shares of Common Stock shall not affect the total number of shares of capital stock, including the Common Stock and Preferred Stock, that the Company is authorized to issue, which shall remain at three hundred million (300,000,000) shares, par value $0.0001 per share, including two hundred fifty million (250,000,000) shares of the Common Stock and fifty million (50,000,000) shares of Preferred Stock. No fractional shares shall be issued in connection with the Reverse Split, but any fractional share shall be rounded up to the nearest whole share.